Exhibit 99.5

Westmoreland Secures $110 Million in New Financing

New Financing Will Simplify Capital Structure, Provide Working Capital,

And Allow Additional Time to Develop Right-Sized Capital Structure

Englewood, CO – May 22, 2018 – Westmoreland Coal Company (“Westmoreland” or the “Company”) announced today that it has secured a new financing commitment for $110 million from an ad hoc group of the Company’s existing secured creditors holding approximately 79% of its term loan and approximately 79% of its senior secured notes (the “Ad Hoc Group”).

Proceeds from the financing will provide additional liquidity and will be used to fully repay both the San Juan term loan and the existing asset-based revolvers, simplifying Westmoreland’s capital structure. The additional liquidity will provide more time for the Company and its advisors to continue negotiations with the Ad Hoc Group to develop a comprehensive restructuring plan that will right-size the Company’s capital structure and better ensure the long-term viability of Westmoreland.

“We appreciate the confidence our secured creditors continue to show through their increased financial support and their constructive ongoing dialogue,” said Westmoreland’s Interim Chief Executive Officer, Michael Hutchinson. “Today’s announcement underscores the value Westmoreland delivers to its communities, customers and employees today and will deliver long into the future. Securing this financing is a meaningful step towards simplifying our capital structure while providing additional liquidity to the parent. This financing also provides us with the financial flexibility to develop a longer-term plan while soliciting input from a number of our key constituents, who all want to see Westmoreland continue to grow and prosper. In the months ahead, we will continue our evaluation and determine the appropriate strategic, operational and financial structure to support the continued future growth of our business.”

The Company maintains a strong and viable business as evidenced by its positive free cash flow, and its employees, customers and vendors should see no disruption to current operations as a result of this announcement.

The following is a summary of the key terms of the financing package:

•	$90 million available immediately, plus $20 million delayed draw availability, in the form of a new $110 million delayed draw term loan from the Ad Hoc Group, secured by substantially all of the Company’s U.S. and Canadian assets;

•	Flexibility to convert the term loan into a post-petition financing package should the Company pursue an in-court restructuring; and

•	The Company’s existing secured creditors will receive a lien, junior to the senior lien securing the financing, on substantially all of the Company’s domestic assets that did not previously secure existing debt.

Neither Westmoreland Resources Partners, LP nor any of its subsidiaries will be obligors under the new financing package.

Kirkland & Ellis LLP is serving as legal advisor, Centerview Partners is serving as financial advisor and investment banker, and Alvarez & Marsal is serving as restructuring advisor to Westmoreland. Kramer Levin Naftalis & Frankel LLP is serving as legal advisor and FTI Consulting, Inc. is serving as financial advisor to the Ad Hoc Group.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP. For more information, visit www.westmoreland.com.

Media Inquiries:

Brian Schaffer

bschaffer@prosek.com

(646) 503-5971

or

Kris Cole

kcole@prosek.com

(310) 652-1411

Forward Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which the Company has no control. Such factors include, but are not limited to: discussions regarding the Company’s restructuring, the Company’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, coal prices, regulatory changes and general economic conditions. These risk factors, and others, are included in the Company’s reports on file with the SEC. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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